Exhibit 99(a)

                 First Bancorp Reports First Quarter Earnings

    TROY, N.C., April 21 /PRNewswire-FirstCall/ -- First Bancorp
(Nasdaq: FBNC), the parent company of First Bank, announced today net income for the first quarter of 2004 of $4,720,000, or $0.49 per diluted share. The 2004 earnings represent a 0.6% increase in net income and the same diluted earnings per share as the earnings of $4,693,000, or $0.49 per diluted share, reported for the three months ended March 31, 2003.

    Key performance ratios for the first quarter of 2004 include:
     * Return on average assets of 1.28%
     * Return on average equity of 13.09%
     * Net charge-offs to average loans of 0.07%
     * Net interest margin of 4.37%
     * Nonperforming assets to total assets at quarter end of 0.33%
     * Efficiency ratio of 57.37%

    Total assets at March 31, 2004 amounted to $1.49 billion, 12.9% higher than a year earlier. Total loans at March 31, 2004 amounted to $1.25 billion, a 16.8% increase from a year earlier, and total deposits amounted to $1.29 billion at March 31, 2004, a 12.8% increase from a year earlier. The Company's acquisition of four RBC Centura Bank branches on October 27, 2003 contributed to the year-over-year increases. As of the acquisition date, the four RBC Centura Bank branches had $25 million in loans and $102 million in deposits.
    The increase in loans and deposits has resulted in an increase in the Company's net interest income when comparing the first quarter of 2004 to the first quarter of 2003. Net interest income for the first quarter of 2004 amounted to $14.8 million, a 10.7% increase over the $13.3 million recorded in the first quarter of 2003.
    The positive impact on net interest income from the increases in loans and deposits more than offset a lower net interest margin realized in 2004 compared to 2003. The Company's net interest margin (tax-equivalent net interest income divided by average earning assets) for the first quarter of 2004 was 4.37% compared to 4.59% for the first quarter of 2003. The Company's net interest margin has been negatively impacted by the declining interest rate environment and a shift towards originating more adjustable rate loans compared to fixed rate loans to protect the Company from an expected rise in interest rates.
    The Company's provision for loan losses did not vary significantly in 2004 compared to 2003, amounting to $570,000 in the first quarter of 2004 versus $520,000 in the first quarter of 2003. Except for fees from presold mortgages, most components of noninterest income and noninterest expense increased in 2004 as a result of the Company's overall growth. Fees from presold mortgages decreased significantly in the first quarter of 2004 compared to the prior year, amounting to $188,000 in the first quarter of 2004 compared to $702,000 in the first quarter of 2003, as a result of a decline in mortgage refinancing activity caused by higher mortgage interest rates.
    The Company's asset quality ratios remained sound in the first quarter of 2004. For the three months ended March 31, 2004, net charge-offs as a percentage of average loans amounted to 7 basis points (annualized) compared to 11 basis points (annualized) for the first quarter of 2003. The Company's nonperforming assets to total assets ratio of 0.33% at March 31, 2004 was the same as at March 31, 2003, and compares favorably to a December 31, 2003 North Carolina state bank average of 0.54%.
    James H. Garner, President and CEO of First Bancorp, commented on today's earnings report, "Like many other banks, the ongoing low commercial loan interest rate environment, which generally tracks 'prime,' and the increasing mortgage loan interest rate environment combined to compress interest margins, while reducing mortgage loan fees. This made the first quarter a challenging one to achieve earnings growth. But I believe the long-term position of our company improved during the quarter, as we increased our loan portfolio by $33 million and our deposit base by $41 million. Also, I am pleased that our asset quality ratios continue to be outstanding."
    Mr. Garner added, "I would like to invite our friends and shareholders to our Annual Shareholders Meeting to be held at 3:00 P.M. on April 29, 2004 at Montgomery Community College, Building 200. I think you will find the meeting to be informative, and I really enjoy meeting and talking with my fellow shareholders. I look forward to seeing you there."
    Mr. Garner also noted the following corporate developments:

     * On January 20, 2004, the Company opened a new branch in Abingdon, Virginia. Abingdon is located approximately 40 miles southwest of the Company's branch in Wytheville, Virginia. The branch is located at 102 Wall Street.

     * On February 23, 2004, the Company announced a quarterly dividend of 24 cents per share payable on April 23, 2004 to shareholders of record on March 31, 2004. The 24 cent rate represents an increase over the previous rate of 23 cents per share paid in the first quarter of 2003.

     * The Company plans to file for regulatory approval to open branches in Radford, Virginia and Rose Hill, North Carolina. Radford is located in Montgomery County, Virginia, 40 miles northeast of the Company's branch in Wytheville, Virginia. Rose Hill is located in Duplin County, North Carolina, in close proximity to the Company's existing branches in Wallace and Kenansville.

     * During the first quarter of 2004, the Company repurchased 49,942 shares of its common stock at an average price of $33.38 per share.

    First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.5 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 58 branch offices, with 53 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 2 branches in Virginia (Wytheville and Abingdon), where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.
    Please visit our website at www.firstbancorp.com . For additional financial data, please see the attached Financial Summary.
    This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, the Company's level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.


                         First Bancorp and Subsidiaries
                                Financial Summary

     ($ in thousands except
      per share data - unaudited)               Three Months Ended
                                                      March 31,
                                               ---------------------   Percent
                                                   2004        2003     Change
    INCOME STATEMENT                           ---------    --------   -------

    Interest income
       Interest and fees on loans               $18,003      17,009
       Interest on investment securities          1,295       1,149
       Other interest income                         86         306
                                               ---------    --------
          Total interest income                  19,384      18,464     5.0 %
                                               ---------    --------
    Interest expense
       Interest on deposits                       3,953       4,645
       Interest on borrowings                       658         477
                                               ---------    --------
          Total interest expense                  4,611       5,122   -10.0 %
                                               ---------    --------
            Net interest income                  14,773      13,342    10.7 %
    Provision for loan losses                       570         520     9.6 %
    Net interest income after provision        ---------    --------
     for loan losses                             14,203      12,822    10.8 %
                                               ---------    --------
    Noninterest income
       Service charges on deposit accounts        2,209       1,861
       Other service charges, commissions,          896         776
        and fees
       Fees from presold mortgages                  188         702
       Commissions from financial
        product sales                               331         260
       Data processing fees                          96          73
       Securities gains                              92          --
       Other gains                                   --          61
                                               ---------    --------
          Total noninterest income                3,812       3,733     2.1 %
                                               ---------    --------
    Noninterest expenses
       Personnel expense                          6,243       5,326
       Occupancy and equipment expense            1,456       1,222
       Intangibles amortization                      95          45
       Other operating expenses                   2,938       2,655
                                               ---------    --------
          Total noninterest expenses             10,732       9,248    16.0 %
                                               ---------    --------
    Income before income taxes                    7,283       7,307    -0.3 %
    Income taxes                                  2,563       2,614    -2.0 %
                                               ---------    --------
    Net income                                  $ 4,720       4,693     0.6 %
                                               =========    ========

    Earnings per share - basic                  $  0.50        0.50     0.0 %
    Earnings per share - diluted                   0.49        0.49     0.0 %

    ADDITIONAL INCOME STATEMENT
    INFORMATION

       Net interest income, as reported         $14,773      13,342
       Tax-equivalent adjustment (1)                123         141
                                               ---------    --------
       Net interest income, tax-equivalent      $14,896      13,483    10.5 %
                                               =========    ========

     (1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status. This amount has been computed assuming a 35% tax rate and is reduced by the related nondeductible portion of interest expense.


                          First Bancorp and Subsidiaries
                            Financial Summary - page 2

                                                  Three Months Ended
                                                      March 31,
                                                 --------------------  Percent
    PERFORMANCE RATIOS  (annualized)               2004        2003     Change
                                                ------------------------------
    Return on average assets                      1.28 %      1.49 %
    Return on average equity                     13.09 %     14.25 %
    Net interest margin - tax
     equivalent (1)                               4.37 %      4.59 %
    Efficiency ratio - tax
    equivalent (1) (2)                           57.37 %     53.72 %
    Net charge-offs to average loans              0.07 %      0.11 %
    Nonperforming assets to
     total assets (period end)                    0.33 %      0.33 %

    SHARE DATA
    Cash dividends declared                       $ 0.24        0.23     4.3 %
    Stated book value                              15.22       14.19     7.3 %
    Tangible book value                             9.87       10.32    -4.4 %
    Common shares outstanding
     at end of period                          9,458,133   9,411,451
    Weighted average shares
     outstanding - basic                       9,467,371   9,360,692
    Weighted average shares
     outstanding - diluted                     9,649,939   9,539,351
    Shareholders' equity to assets                9.63 %     10.09 %

    AVERAGE BALANCES (in thousands)
    Total assets                              $1,482,987   1,278,293    16.0 %
    Loans                                      1,236,076   1,049,781    17.7 %
    Earning assets                             1,372,109   1,192,438    15.1 %
    Deposits                                   1,260,093   1,105,333    14.0 %
    Interest-bearing liabilities               1,182,884   1,021,886    15.8 %
    Shareholders' equity                         145,036     133,529     8.6 %

    (1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
    (2) Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.


    TREND INFORMATION
    ($ in thousands except per share data)

                                    For the Three Months Ended
                              March    Dec.    Sept.   June    March    One
    INCOME STATEMENT           31,      31,     30,     30,     31,     Year
                              2004     2003    2003    2003    2003    Change
                            ------- -------- ------- ------- -------  --------
    Net interest income -
     tax equivalent (1)     $14,896   14,828  14,160  13,807  13,483   10.5 %
    Taxable equivalent
    adjustment (1)              123      125     119     133     141  -12.8 %
    Net interest income      14,773   14,703  14,041  13,674  13,342   10.7 %
    Provision for loan
     losses                     570      925     695     540     520    9.6 %
    Noninterest income        3,812    3,781   3,802   3,602   3,733    2.1 %
    Noninterest expense      10,732   10,091   9,273   9,352   9,248   16.0 %
    Income before income
     taxes                    7,283    7,468   7,875   7,384   7,307   -0.3 %
    Income taxes              2,563    2,611   2,819   2,573   2,614   -2.0 %
    Net income                4,720    4,857   5,056   4,811   4,693    0.6 %

    Earnings per share -
     basic                     0.50     0.52    0.54    0.51    0.50    0.0 %
    Earnings per share -
     diluted                   0.49     0.51    0.53    0.50    0.49    0.0 %

    (1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.


                          First Bancorp and Subsidiaries
                            Financial Summary - page 3

                         March     Dec.      Sept.     June      March   One
    PERIOD END BALANCES   31,       31,       30,       30,       31,    Year
     (in thousands)      2004      2003      2003      2003      2003   Change
                     ---------- --------- ---------  --------- ---------  ----
    Assets           $1,494,418 1,475,769 1,357,222  1,325,803 1,323,647 12.9%
    Securities          112,915   117,661   103,825     91,869    95,814 17.8%
    Loans             1,251,923 1,218,895 1,142,900  1,107,997 1,071,432 16.8%
    Allowance for
     loan losses         13,917    13,569    12,700     12,243    11,898 17.0%
    Intangible assets    50,621    50,701    36,623     36,667    36,426 39.0%
    Deposits          1,290,272 1,249,364 1,143,798  1,151,969 1,143,813 12.8%
    Borrowings           51,000    76,000    66,000     31,000    36,000 41.7%
    Shareholders'
     equity             143,929   141,856   138,088    135,327   133,551  7.8%

                                        For the Three Months Ended
                                        --------------------------
                              March   Dec.   Sept.   June  March   One
    YIELD INFORMATION          31,     31,    30,     30,   31,    Year
                              2004    2003   2003    2003  2003   Change (3)

                             ------- ------ ------  ------ ------  -----
    Yield on loans             5.86%  5.93%  6.08%  6.36%  6.57%  -71 bp
    Yield on securities -
     tax equivalent (1)        5.05%  5.07%  5.06%  5.43%  5.84%  -79 bp
    Yield on other earning
     assets                    1.50%  1.92%  2.10%  2.00%  2.34%  -84 bp
       Yield on all interest
        earning assets         5.72%  5.78%  5.93%  6.13%  6.33%  -61 bp
    Rate on interest bearing
     deposits                  1.43%  1.47%  1.57%  1.77%  1.90%  -47 bp
    Rate on other interest
     bearing liabilities       3.70%  3.24%  3.86%  5.08%  5.95%  -225bp
       Rate on all interest
        bearing liabilities    1.57%  1.56%  1.66%  1.87%  2.03%  -46 bp
         Interest rate
          spread - tax
          equivalent (1)       4.15%  4.22%  4.27%  4.26%  4.30%  -15 bp
         Net interest
          margin - tax
          equivalent (2)       4.37%  4.44%  4.52%  4.53%  4.59%  -22 bp

         Average prime rate    4.00%  4.00%  4.00%  4.23%  4.25%  -25 bp

    (1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
    (2) Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
     (3) Expressed in terms of change in basis points from previous year.


                                 March   Dec.    Sept.   June    March    One
    ASSET QUALITY DATA            31,     31,     30,     30,     31,    Year
     ($ in thousands)            2004    2003    2003    2003    2003   Change
                               ------- ------  ------  ------  ------    -----
    Nonaccrual loans           $3,383  4,274   4,343   3,741   2,941     15.0%
    Restructured loans             20     21      21      22      38    -47.4%
    Accruing loans > past due       -      -       -       -       -        -
         Total nonperforming   ------- ------  ------  ------  ------
          loans                 3,403   4,295   4,364   3,763   2,979    14.2%
    Other real estate           1,585   1,398     929   1,174   1,326    19.5%
         Total nonperforming   ------- ------  ------  ------  ------
          assets              $ 4,988   5,693   5,293   4,937   4,305    15.9%
                              =======  ======= ======= ======= =======
    Net charge-offs to
     average loans -
     annualized                 0.07%   0.13%   0.08%   0.07%   0.11%   -4 bp*
    Nonperforming loans to
     total loans                0.27%   0.35%   0.38%   0.34%   0.28%   -1 bp*
    Nonperforming assets to
     total assets               0.33%   0.39%   0.39%   0.37%   0.33%    0 bp*
    Allowance for loan
     losses to total loans      1.11%   1.11%   1.11%   1.10%   1.11%    0 bp*

    * Expressed in terms of change in basis points from previous year.

SOURCE  First Bancorp
    -0-                             04/21/2004
    /CONTACT: James H. Garner of First Bancorp, +1-910-576-6171/
    /Web site:  http://www.firstbancorp.com /
    (FBNC)

CO:  First Bancorp
ST:  North Carolina
IN:  FIN
SU:  ERN